Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in Amendment No. 6 to the Registration Statement on Form S-1 (Registration No. 333-165755) of LianDi Clean Technology Inc. to be filed on or about August 17, 2010, of our report dated June 25, 2010 with respect to the consolidated financial statements of LianDi Clean Technology Inc. and subsidiaries as of and for the year ended March 31, 2010.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ AGCA, Inc.
Arcadia, California
August 17, 2010

Member:	Registered:
American Institute of Certified Public Accountants	Public Company Accounting Oversight Board
California Society of Certified Public Accountants